Exhibit 99.1
news release

NYSE: TC
TSX: TCM
August 8, 2013

THOMPSON CREEK METALS COMPANY ANNOUNCES APPOINTMENT OF
JACQUES PERRON AS CHIEF EXECUTIVE OFFICER

Denver, Colorado – Thompson Creek Metals Company Inc. (“Thompson Creek” or the “Company”) announces that Jacques Perron will be joining the Company as Chief Executive Officer and Director. Mr. Perron will succeed Kevin Loughrey, Chairman and Chief Executive Officer, who previously announced his retirement. The effective date of Mr. Perron’s appointment is expected to be no later than November 1, 2013. Effective as of Mr. Perron’s first day of employment, Timothy Haddon, the Company’s Lead Director, will succeed Mr. Loughrey as Chairman of the Company’s Board of Directors.

Mr. Perron joins Thompson Creek from St Andrew Goldfields Ltd. where he served as President and Chief Executive Officer since 2007. He has a Bachelor of Science degree in Mining Engineering from Ecole Polytechnique of Montreal and has worked in the mining industry for almost 30 years.

“Mr. Perron has extensive industry experience and an impressive track record of driving strong operational performance and enhancing shareholder value. We believe he has the right leadership qualities and the technical and operational expertise to move the Company forward,” said Mr. Haddon.

“I am pleased to accept this opportunity to lead Thompson Creek and look forward to working with all of our employees to realize the Company’s great potential,” said Mr. Perron. “We will remain focused on delivering solid performance, optimizing our current assets and bringing Mt. Milligan into operation. I look forward to working with the Board of Directors and the talented Thompson Creek team.”

Mr. Haddon continued, “On behalf of the entire Board of Directors and senior management, I would like to thank Kevin for his significant contributions to Thompson Creek over the past 15 years. Under Kevin’s leadership, Thompson Creek was listed on the New York Stock Exchange in 2007 and transitioned into a diversified miner with the construction and development of the Mt. Milligan copper and gold mine, which is expected to begin operations this month.”

Mr. Loughrey said, “It has been a privilege to lead Thompson Creek as both a private and public company, and I am very proud of what we have accomplished as a team. Deciding the right time to retire was never going to be easy, but I believe now is the time to pass the leadership baton. I believe Jacques is a strong leader and an excellent choice to succeed me as CEO. I have great confidence in his abilities and look forward to working with him in a smooth transition over the next several months.”

About Thompson Creek Metals Company Inc.
Thompson Creek Metals Company Inc. is a growing, diversified North American mining company. The Company’s principal operating properties are its 100%-owned Thompson Creek Mine, an open-pit molybdenum mine and concentrator in Idaho, a 75% joint venture interest in the Endako Mine, an open-pit molybdenum mine, concentrator and roaster in British Columbia, and the Langeloth Metallurgical Facility in Pennsylvania. The Company is also in the process of constructing the Mt. Milligan Mine in British Columbia. Mt. Milligan is designed to be a conventional truck-shovel open-pit copper-gold mine. Mt. Milligan is expected to commence production in 2013. The Company’s development projects include the Berg property, a copper, molybdenum, and silver exploration property located in British Columbia, the Davidson property, an underground molybdenum exploration property located in British Columbia, and the Maze Lake property, a joint venture gold exploration project located in the Kivalliq District of Nunavut, Canada. The Company’s principal executive office is located in Denver, Colorado. More information is available at www.thompsoncreekmetals.com.

Cautionary Note Regarding Forward-Looking Statements

This news release contains ‘‘forward-looking statements’’ within the meaning of the United States Private Securities Litigation Reform Act of 1995 , Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and applicable Canadian securities legislation. These forward-looking statements generally are identified by the words "believe," "project," "expect," "anticipate," "estimate," "intend," "future," "plan," "may," "should," "will," "would," "will be," "will continue," "will likely result," and similar expressions.

Where we express an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, our forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from future results expressed, projected or implied by those forward-looking statements. Important factors that could cause actual results and events to differ from those described in such forward-looking statements include unanticipated issues that could arise in the transitioning to a new chief executive officer and the other risks described in the section entitled "Risk Factors" in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed on EDGAR at www.sec.gov and on SEDAR at www.sedar.com. Although we have attempted to identify those material factors that could cause actual results or events to differ from those described in such forward-looking statements, there may be other factors, currently unknown to us or deemed immaterial at the present time, that could cause results or events to differ from those anticipated, estimated or intended. Many of these factors are beyond our ability to control or predict. Given these uncertainties, the reader is cautioned not to place undue reliance on our forward-looking statements. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

For more information, please contact:

Pamela Solly Director, Investor Relations and Corporate Responsibility Thompson Creek Metals Company Inc. Tel: (303) 762-3526 psolly@tcrk.com	Barbara Komorowski Renmark Financial Communications Inc. Tel: (514) 939-3989 bkomorowski@renmarkfinancial.com